Exhibit 4.16

To:	Sumitomo Mitsui Banking Corporation Europe Limited as Agent
From:	Knutsen NYK Offshore Tankers AS on behalf of itself and the other Obligors and KNOT Offshore Partners L.P. as Replacement Guarantor

Dear Sirs	Date: 15 December 2014

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	KNOT Offshore Partners L. P. (“KNOP”) agrees to become a Replacement Guarantor with respect to all amounts outstanding in respect of KNOT Shuttle Tanker 20 AS and the Vessel “Dan Cisne” and to be bound by the terms of the Agreement as a Replacement Guarantor pursuant to Clause 28.2 (KNOP as Replacement Guarantor) of the Agreement. KNOP is a company duly incorporated under the laws of the Marshall Islands.

3.	KNOP’s administrative details are as follows:

Address:

KNOT Offshore Partners LP

2 Queen’s Cross,

Aberdeen,

Aberdeenshire AB15 4YB,

United Kingdom

Fax No: +44 (0) 1224 624891

Attention: Arild Vik (CFO/CEO)

4.	This Accession Letter is governed by Norwegian law and KNOP has appointed KNOT Shuttle Tanker 20 AS its process agents in respect of this Accession Letter and the other Finance Documents.

Knutsen NYK Offshore Tanker AS

/s/ ØYSTEIN M. KALLEKLEV
Name: Øystein Moksheim Kalleklev
Title: Chief Financial Officer
KNOT Offshore Partners, L.P.

/s/ ARILD VIK
Name: Arild Vik
Title: CEO

Confirmed by the Agent

Sumitomo Mitsui Banking Corporation Europe Limited

/s/ Ragnhild Steigberg
Name: Ragnhild Steigberg
Title: Attorney in Fact

Confirmed by the process agent

KNOT Shuttle Tanker 20 AS

/s/ ØYSTEIN M. KALLEKLEV
Name: Øystein Moksheim Kalleklev
Title: Chief Financial Officer